EXHIBIT 99
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FOR IMMEDIATE RELEASE:            CONTACT: Michael F. Brigham
---------------------                      President and Chief Executive Officer
March 11, 2003                             (207) 878-2770 Ext. 3106



              IMMUCELL SELLS JOINT VENTURE INTEREST FOR $1,100,000

PORTLAND, Maine -- March 11, 2003 -- IMMUCELL CORPORATION (NASDAQ: ICCC) today announced the sale of its 50% interest in the joint venture, AgriCell Company, LLC, to DMV International Nutritionals, an operating division of DMV USA LP of the Netherlands.

AgriCell was formed in 1996 between ImmuCell and Agri-Mark, Inc., New England's largest dairy cooperative and maker of Cabot Cheese, to produce and sell lactoferrin. Lactoferrin is a nutritional protein that is purified from milk whey. In 2001, ImmuCell entered into an option agreement with DMV under which DMV invested in the joint venture and evaluated its operations with an option to purchase ImmuCell's interest. DMV paid ImmuCell $100,000 for this option in 2001.

"We have enjoyed our working relationship with Agri-Mark, but we believe that DMV's product development focus and marketing expertise are required to successfully commercialize the lactoferrin-producing technology," commented Michael F. Brigham, president and CEO. "The proceeds from this divestiture could help finance investments in our core technologies and markets that are consistent with our strategic shift initiated in 1999 to focus on products that improve animal health and productivity in the dairy and beef industry."

This joint venture and the related technology had no book value. The $1,100,000 in proceeds from the sale are to be recorded as other income in the first quarter of 2003.

ImmuCell Corporation is a biotechnology company dedicated to benefiting its employees and shareholders through innovative and proprietary products that improve animal health and productivity in the dairy and beef industry. In addition to operating a profitable animal health business, the Company has obtained U.K. regulatory approval to sell Crypto-Scan(R), a product that is used in the detection of CRYPTOSPORIDIUM in drinking water. Further, the Company has demonstrated preliminary efficacy in an open label, Phase I/II efficacy study of DiffGAM, an alternative to antibiotics in the treatment and/or prevention of CLOSTRIDIUM DIFFICILE-associated diarrhea in humans. Certain rights to the DiffGAM technology have been licensed to a corporate partner.

ImmuCell Corporation press releases and other information about the Company are available at its corporate web site at http://www.ImmuCell.com.




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